PRESIDIO CAPITAL CORP. ANNOUNCES RESIGNATION OF CLASS A DIRECTORS

FOR IMMEDIATE RELEASE

Contact:  Tony Smith (441) 295-9166

Hamilton HM DX, Bermuda - September 23, 1997 -- Presidio Capital Corp. ("PCC" or the "Company"), a British Virgin Islands Corporation and the post-bankruptcy successor to Integrated Resources, Inc. ("Integrated"), announced today that on September 12, 1997, Martin L. Edelman, Dean J. Takahashi and Paul Walker (together, the "Resigning Directors")resigned as Class A Directors of PCC. In connection with their resignation, such directors entered into an Agreement (the "Agreement"), dated as of September 12, 1997, with Presidio Holding Company, LLC ("PHC"), the holder of approximately 67.6% of the outstanding Common Stock of the Company. Pursuant to the Agreement, the Resigning Directors appointed W. Edward Scheetz, David Hamamoto and David King, each of whom is an affiliate of PHC, as their successors in accordance with the Articles of Association of the Company.


          Angelo, Gordon & Co., L.P. and M.H. Davidson & Co. sent a notice to the Board of Directors of the Company on August 20, 1997 requesting that Jeffrey H. Aronson and Thomas L. Kempner be appointed as directors of the Company effective as of August 20, 1997 or as promptly as practicable thereafter in accordance with the Memorandum of Association of the Company and applicable law. The Agreement also provides that PHC will take all necessary action to appoint two additional directors upon satisfaction of all requirements with respect thereto under applicable law and the Memorandum and Articles of Association.

          Presidio Capital Corp. is engaged in the liquidation and disposition of the assets of Integrated, which were acquired pursuant to the Sixth Amended Plan of Reorganization submitted by the Subordinated Bondholders Committee and the Steinhardt Group. The plan of the reorganization was consummated on November 3, 1994.

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